EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) between Allscripts LLC, a Delaware limited liability company (“Company”), and Benjamin E. Bulkley (“Executive”) is made and entered into as of August 7, 2008.

W I T N E S S E T H:

WHEREAS, Allscripts, LLC and Executive entered into an Employment Agreement, dated as of April 23, 2007 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend the Employment Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and agreements herein contained, the parties hereto agree as follows:

1. Amendment Date. This Amendment shall be deemed effective as of August 7, 2008 (the “Amendment Date”). Except as specifically set forth in this Amendment, all capitalized terms used in this Amendment shall have the same meaning as set forth in the Employment Agreement.

2. Renewal of Employment Period. The Employment Period described in Section 2 of the Employment Agreement is hereby renewed and extended through December 31, 2008 unless earlier terminated as provided in the Employment Agreement.

3. Performance Bonus. Section 3.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “Executive shall be eligible to receive a cash bonus in accordance with this Section 3.2. Payment of the Performance Bonus, if any, will be subject to the sole discretion of the CEO, Board or a committee of the Board, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the CEO, Board or such committee. Based upon the foregoing exercise of discretion, Executive’s target Performance Bonus, if any, shall be 50% of his/her salary, but may, based on performance, exceed such amount. The Performance Bonus shall be payable on or within 30 days before April 30 of the year immediately succeeding the Fiscal Year for which such Performance Bonus was earned; provided, however, that if the applicable Company (or Parent) objectives are based upon Company’s (or Parent’s) annual audited financial statements, and if, on April 30 of the applicable year such financial statements have not yet been issued, the Performance Bonus, if any, shall be payable promptly upon the issuance of such financial statements but no later than December 31 of the year immediately succeeding the Fiscal Year for which such Performance Bonus was earned; provided, further, that if the Company’s (or Parent’s) annual audited financial statements have not yet been issued as of such December 31 due to events beyond the control of Executive, then the Performance Bonus shall be paid during the first taxable year of Executive in which such audited financial statements have been issued and in which the Performance Bonus is calculable. Notwithstanding the foregoing, Company agrees to pay Executive the amount of Fifty Thousand Dollars ($50,000) as the minimum bonus with respect to his employment with the Company during 2007 at such time as Performance Bonuses are paid for said year in the manner set forth above; provided, however, that such minimum bonus shall be paid no later than December 31, 2008. After Executive has been employed for a period of six (6) months by the Company, the CEO shall review the performance of Executive and the Company and determine if any adjustment in said minimum bonus is merited, in the sole discretion of the CEO.”

4. Termination of the Agreement Prior to Expiration. Section 4 of the Employment Agreement is hereby amended by deleting the first sentence and replacing it with the following: “This Agreement and the Employment Period of Executive may be terminated at any time as described in this Section 4. The effective date of the termination of this Agreement and the Employment Period shall be the date on which Executive incurs a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and such effective date shall hereinafter be referred to as the “Termination Date”.”

5. Termination by Executive for Constructive Discharge. Section 4.4.5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “In the event of a Constructive Discharge as a result of a Change of Control, Executive shall have the right to terminate this Agreement and receive the benefits set forth in Section 4.5.1 upon delivery of written notice to Company no later than twelve (12) months following the effective date of the Change of Control.”

6. Rights upon Termination.

a) Subparagraph (ii) of Section 4.5.1 is hereby deleted in its entirety and replaced with the following: “the Performance Bonus for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period);”

b) Subparagraph (iv) of Section 4.5.1 is hereby deleted in its entirety and replaced with the following: “a cash payment of ten thousand dollars ($10,000) in lieu of outplacement services, paid to Executive on the Termination Date;”

c) Section 4.5.1 (v) is hereby deleted in its entirety and replaced with the following: “any stock options or other awards granted to Executive at any time that have not vested as of the Termination Date shall vest in full three (3) business days following the Termination Date, notwithstanding anything to the contrary set forth in any such award or in this Agreement; provided, however, Company shall have the right, exercisable upon written notice to Executive within two business days following the Termination Date, to make a cash payment to Executive in lieu of such vesting in regards to up to ninety percent (90%) of such awards (the “Unvested Awards”), in an amount equal to the closing market price of shares represented by such Unvested Awards as of the Termination Date, less any amounts payable by Executive for such shares as set forth in the applicable award documentation. In the event of such election by Company, the aforesaid cash payment shall be made within ten (10) business days of the Termination Date, and the Unvested Awards shall be forfeited by Executive and shall be cancelled by the Company; and”

d) A new subparagraph (vi) is hereby inserted in Section 4.5.1, as follows: “(vi) the relocation benefits described in Appendix A shall continue for a period not to exceed the earlier of (a) the conclusion of such temporary storage or (b) twelve months following the Termination Date, including but not limited to continuation of the Company’s third party relocation program in connection therewith.”

e) Section 4.5.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the words “Intentionally Omitted.”

f) Section 4.5.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “If the Employment Period is terminated because of the death or disability of Executive, Company shall be obligated to pay Executive or, if applicable, Executive’s estate, the following amounts: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) the amount of Executive’s Performance Bonus, if any, for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). Notwithstanding the foregoing, if Executive incurs a “disability” within the meaning of Treas. Reg. §1.409A-3(i)(4) (a “Disability”), then Executive shall be entitled to the amounts provided for under this Section 4.5.4 upon the occurrence of such Disability regardless of whether the Employment Period is terminated and such amounts shall be in lieu of any payment on account of the termination of the Employment Period because of the disability of Executive (as defined in Section 4.1.2 of this Agreement). The amount of any Performance Bonus payable pursuant to this Section 4.5.4 on account of the occurrence of a Disability shall be payable at the same time as Performance Bonuses are paid to active employees of the Company under Section 3.2;”

7. Effect of Notice of Termination. Section 4.6 of the Employment Agreement is hereby deleted in its entirety.

8. Covenant Not to Compete. Section 5.1 of the Employment Agreement is hereby deleted in its entirety, and the following is inserted in substitution thereof:

During the Employment Period and for a period of two (2) years after the expiration or earlier termination of the Employment Period for any reason whatsoever, Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). For purposes of this Agreement, the term “Direct Competitor” shall mean any person or entity engaged in or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service, including but not limited to the following: Athenahealth Inc., Cerner Corporation, eClinicalWorks Inc., Eclipsys Corp, Epic Systems Corporation, GE Healthcare, iMedica Corporation, McKesson Corporation, Misys Healthcare Systems, Picis, Inc., Quality Systems, Inc., Sage Software, Inc., The Trizetto Group, Inc., Wellsoft Corporation, MedHost, Meditech, Picis, WellSoft, eDischarge, Maxsys Ltd., Meditech, Midas+ and ProviderLink. For purposes of this Agreement, the term “Competing Products or Services” means products, processes, or services of any person or organization other than Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services of Company with which Executive works during the Employment Period or about which Executive acquires Confidential Information in course of her employment hereunder. Notwithstanding the foregoing, Direct Competitor shall not include (or preclude Executive from employment with) (i) a pharmaceutical, biotech or medical device company or (ii) a subsidiary or separately reported business unit of a Direct Competitor which subsidiary or business unit is not itself a Direct Competitor (and Executive remains in full compliance with Section 5.3 below).

9. Certain Additional Payments by Company.

a) Section 6.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “Subject to the provisions of Section 6.3, below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination; provided, however, that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the

Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 6.3, below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.”

b) The first sentence of the last paragraph of Section 6.3 is hereby deleted in its entirety and replaced with the following: “If, after the receipt by Executive of an amount advanced by Company pursuant to Section 6.3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of this Section 6.3) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).”

10. Payment of Certain Expenses. Section 8 of the Employment Agreement is hereby deleted in its entirety and replaced with the following: “Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which Executive (or, as applicable, his beneficiaries) may reasonably incur during his lifetime and the five year period following the death of Executive as a result of any contest by Company, Executive or others of the validity or enforceability of, or liability under, any provision of the Agreement (including as a result of any contest initiated by Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that Company shall not be obligated to make such payment with respect to any contest in which Company prevails over Executive.”

11. Section 409A. A new Section 10.13 is hereby inserted in the Employment Agreement as follows:

10.13 Section 409A of the Code.

10.13.1. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

10.13.2. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)	If Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Termination Date, then no such payment shall be made or commence during the period beginning on the Termination Date and ending on the date that is six months following the Termination Date or, if earlier, on the date of Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on Executive under Section 409A of the Code. The amount of any payment that would otherwise be paid to Executive during this period shall instead be paid to Executive on the first business day following the date that is six months following the Termination Date or, if earlier, the date of Executive’s death.

(ii)	Payments with respect to reimbursements of expenses, relocation expenses or legal fees shall be made promptly, but in any event on or before the last day of the taxable year following the taxable year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

12. Miscellaneous. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect and is hereby ratified and confirmed. To the extent that any provision of this Amendment is inconsistent with the Agreement, the terms of this Amendment shall control. This Amendment and the Employment Agreement (a) are complete, (b) constitute the entire and original understanding between the parties with respect to the subject matter hereof and thereof, and (c) supersede all prior agreements, whether oral or written. No waiver, modification, or addition to this Amendment or the Employment Agreement shall be valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ALLSCRIPTS LLC		Benjamin E. Bulkley

By:	/s/ Glen Tullman	By:	/s/ Benjamin E. Bulkley

Title:	CEO